Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2014, relating to the consolidated financial statements and financial statement schedule of Trulia, Inc. appearing in the Annual Report on Form 10-K/A of Trulia, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 17, 2015